Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 and S-8 (No. 333-255045, 333-218976, and 333-189730) of our report dated March 12, 2021, with respect to the financial statements of Southern Trust Mortgage, LLC included in this Annual Report (Form 10-K) for the years ended December 31, 2020 and 2019.

/s/ Richey, May and Co., LLP

Englewood, Colorado

March 14, 2022